ARETE INDUSTRIES, INC.

                          2295 VALMONT ROAD, SUITE 310
                             BOULDER, COLORADO 80301
                    Tel: (303) 247-1313 o Fax: (303) 247-1315




                                 April 28, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Arete Industries, Inc. Friday, June 2, 2000 at 3:00 p.m. (MDT) at the offices of the corporation located at 2955 Valmont Road, Suite 310, Boulder, Colorado. Please note that the Corporate offices will have moved to the above address by the date of the Annual Meeting. Since we have very limited space at our offices, please notify us in advance of your intention to attend in person, so we may make appropriate accommodations. We look forward to this opportunity to update you on developments at Arete .

     All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

     Also, regardless of whether you plan to attend, in order to keep you better informed of developments within the Company and to help us update our records, please fill in the additional reply card included in your materials and return this postage prepaid card at your earliest convenience.

                                              Sincerely,

                                          /s/ Thomas P. Raabe
                                          -------------------
                                              Thomas P. Raabe
                                              Chairman

                             ARETE INDUSTRIES, INC.

                          2955 VALMONT ROAD, SUITE 310
                             BOULDER, COLORADO 80301
                    Tel: (303) 247-1313   Fax: (303) 247-1315
             ------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 2, 2000

             ------------------------------------------------------

To the Stockholders of Arete Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arete Industries, Inc. (the "Company") will be held at the new offices of the corporation, located at 2955 Valmont Road, Suite 310, Boulder, Colorado, at 3:00 P.m., mountain daylight time, on Friday, June 2, 2000, for the following purposes:

1. To elect two directors to serve until the next annual meeting of Shareholders of the Company and until their successors have been duly elected and qualified.

2. To consider and adopt the proposed 2000 Omnibus Stock Option and Incentive Plan with formula and insider grants.

3. To ratify appointment of the firm of Causy Demgen and Moore, Inc., Denver, Colorado as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1999 and fiscal year end 2000.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Only Stockholders of record at the close of business on April 18, 2000, are entitled to notice of and to vote at the meeting, or any adjournment thereof.

     Stockholders unable to attend the Annual Meeting in person are requested to read the enclosed Proxy Statement and then complete and deposit the enclosed Proxy Card together with any power of attorney or other authority, if any, under which it was signed, or a notarized certified copy thereof, with the Company's transfer agent, American Securities Transfer & Trust, Inc. 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, at least 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Annual Meeting or adjournment thereof or with the chairman of the Annual Meeting prior to the commencement thereof.

     Unregistered Stockholders who received the Proxy through an intermediary must deliver the Proxy in accordance with the instructions given by such intermediary.


                       BY ORDER OF THE BOARD OF DIRECTORS

                        /s/ Thomas P. Raabe
                        ---------------------------------
                            Thomas P. Raabe, Chairman

                                    IMPORTANT


THE  PROXY  STATEMENT  WHICH  ACCOMPANIES  THIS  NOTICE  OF  ANNUAL  MEETING  OF
STOCKHOLDERS  CONTAINS  MATERIAL  INFORMATION   CONCERNING  THE  MATTERS  TO  BE
CONSIDERED AT THE MEETING, AND SHOULD BE READ IN CONJUNCTION WITH THIS NOTICE.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.


                                        THANK YOU FOR ACTING PROMPTLY

                             ARETE INDUSTRIES, INC.

                          2955 VALMONT ROAD, SUITE 310
                             BOULDER, COLORADO 80301
                    Tel: (303) 247-1313   Fax: (303) 247-1315


                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  June 2, 2000

                                Boulder, Colorado


     This Proxy Statement is being furnished to stockholders of Arete Industries, Inc. (the "Stockholders") in connection with the solicitation of proxies by the Board of Directors of Arete Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of the Company located at 2955 Valmont Road, Suite 310, Boulder, Colorado, at 3:00 p.m., Mountain Daylight Time, on Friday, June 2, 2000, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement and the accompanying form of proxy are first being mailed to Stockholders on or about April 28, 2000. All costs of soliciting proxies will be borne by the Company.

     The close of business on April 18, 1999, has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 322,863,700 shares of the Company's Common Stock, no par value (the "Common Stock"), issued and outstanding; and no shares of the Company's Series A Convertible Preferred Stock ("Series `A" Preferred Stock") outstanding.

     The presence, in person or by proxy, of one third of the outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. If a quorum is not present or represented by proxy at the Annual Meeting, the Stockholders present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented by proxy. At any such adjourned Annual Meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the original Annual Meeting.

     With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders may not cumulate their votes in the election of directors. The affirmative vote of a majority of the shares of Common Stock and the Common Stock Equivalents present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all of the proposals recommended by the board of directors. Abstentions will have the same effect as a vote against a proposal.

     All shares represented by properly executed proxies, unless such proxies have been previously revoked, will be voted at the Annual Meeting in accordance with the directions set forth on such proxies.

     If no direction is indicated on proxies, the shares represented by such proxies will be voted (i) FOR the election of the nominees named herein, (ii) FOR the proposed 2000 Omnibus Stock Option and Incentive Plan and FOR the
formula and insider grants proposed therein (iii) FOR ratification of appointment of Causey Demgen & Moore, Inc. CPA's, the Company's independent public accountants as its auditors for the current fiscal year, and (iv) to transact such other business as may properly come before the meeting.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by one of the following methods: (a) the execution and submission of a revised proxy, (b) written notice to the Secretary of the Company, or (c) voting in person at the Annual Meeting.



                                  ANNUAL REPORT

     A copy of the Company's Annual Report for the 12 month period ended December 31, 1999 on Form 10-KSB is being mailed with this Proxy Statement. The Annual Report does not form any part of the material for solicitation of proxies. Part III including Items 9 through 12 of Form 10-KSB have been incorporated by reference to information provided in this Proxy Statement, to which the reader's attention is directed. References herein to financial statements and notes to financial statements refer to the audited financial statements contained in the Annual Report. (See - Additional Information).

     The Company will provide, without charge, a copy of its Annual Report on Form 10-KSB, including financial statements and exhibits thereto, upon written request to Thomas Y. Gorman, Secretary of the Company, at the Company's new offices of 2955 Valmont Road, Suite 310, Boulder, Colorado 80301. The Company's telephone number is (303) 247-1313 and its fax number is (303) 247-1315.

                              MANAGEMENT PROPOSALS
                              --------------------

                                     ITEM 1

                              ELECTION OF DIRECTORS

     Term of Office. The directors hold office until the next annual meeting of stockholders and/or serve until their resignation or their successors are duly elected and qualified. The Bylaws of the Company provide that the number of directors will be determined by the Board of Directors, but shall not be less than three (3) unless there are less than three shareholders, in which case there shall be as many directors as shareholders. There is not presently a third candidate willing to serve, and there may not be a third nominee presented at the meeting. A third director may be put in place by the board of directors after the Annual Meeting pursuant to the by-laws of the Company to fill the vacancy created by the resignation of Keith A. Talbot in November of 1999. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such person(s) as may be nominated by the Board of Directors. The Board of Directors has proposed the following slate of nominees:


                                DIRECTOR NOMINEES

Thomas P. Raabe (46) Mr. Raabe has served as Chief Executive Officer and Director of the Company since May 1, 1998. Mr. Raabe formerly served as special securities and business counsel on specific projects from time to time for the Company since approximately 1994. Mr. Raabe has 18 years experience as an entrepreneurial attorney and business consultant, practicing law in Colorado and representing corporate clients in complex situations across the nation. As a solo practitioner, Mr. Raabe has specialized in securities transactions and compliance, entity formation and governance, business reorganizations, mergers and acquisitions, and technology protection and exploitation. Mr. Raabe has been a founder, director and/or counsel for a number of start-up and development stage companies including robotics, high-technology, durable medical equipment, advanced composites, optics, engineering, film entertainment and most recently, outdoor and extreme sports ventures. Mr. Raabe has been involved as special counsel for a number of public and private companies with the responsibility to design and execute corporate finance transactions, capital restructuring projects and corporate securities compliance for several Securities Exchange Act reporting companies. During 1995 and 1996, Mr. Raabe served as Chairman of the Board and Chief Executive Officer of Quality Products, Inc., a $35 million formerly AMEX listed company ("Quality") as a member of a team installed by a dissident shareholder group to remove management and turn around three operating subsidiaries. Mr. Raabe served as CEO and director of the parent as well as senior executive officer and director of the subsidiaries for a period of 12 months during which two of the three subsidiaries were determined not capable of rehabilitation and liquidated to pay down the secured creditor. The remaining subsidiary company, a manufacturer of hydraulic presses in Columbus, Ohio was Quality's only profitable operation and was preserved. One subsidiary, a sports-related consumer products manufacturer, filed and completed a Liquidating Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code during Mr. Raabe's tenure there. Mr. Raabe completed the legal and transactional steps necessary and, in February, 1997, left the company on its way back to profitability. Mr. Raabe then formed Boulder Sports, LLC to pursue acquisitions and capital funding transactions, with principal focus on extreme and outdoor adventure sports related technologies and businesses. Mr. Raabe received his undergraduate degree in political science from the University of Denver and his Juris Doctorate from the University of Denver College of Law, in 1981. In addition, Mr. Raabe pursued a graduate degree in Mineral Economics jointly with his law degree and completed three semesters graduate course work and comprehensive examinations toward a doctorate degree from the Colorado School of Mines.

     Thomas Y. Gorman (42) Mr. Gorman is currently employed full-time in Aurora, Colorado as a Director and Chief Financial Officer of In-Store Media Systems, Inc. In Store Media Systems, Inc. is in the business of distributing and redeeming packaged goods manufacturers' coupons. In-Store is a publicly traded company. From 1993 to 1998, Mr. Gorman was Director of Business Development for PAC Enterprises, Inc. which is involved in the building of beverage can manufacturing plants around the world. While at PAC Enterprises he coordinated the financing of turn-key and joint venture aluminum can manufacturing plants in Asia, Africa, South America, Eastern Europe and Russia. As an outside director Mr. Gorman will bring his extensive financial, business analysis and marketing expertise and contacts to help the Company's search for and evaluation of new business opportunities. Mr. Gorman earned his BA in Economics from DePauw University and his MBA from the University of Colorado.

THE BOARD OF DIRECTORS HAS NOMINATED THE ABOVE-REFERENCED DIRECTORS FOR ELECTION BY THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THESE DIRECTORS REQUIRES A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.


                                     ITEM 2

          ADOPTION OF THE 2000 OMNIBUS STOCK OPTION AND INCENTIVE PLAN

     The 2000 Omnibus Stock Option and Incentive Plan (the "Plan") was adopted by the Board of Directors effective January 5, 2000, subject to approval of the Stockholders. If approved by the Stockholders, the Plan will allow both qualified and non-qualified stock option grants and stock appreciation rights, restricted stock purchase rights, bonuses and performance awards, stock compensation in lieu of salary and dividend equivalents as determined by the Board of Directors, ("Board") or a committee, ("Committee") appointed by the Board of Directors to administer the Plan. A summary of the Plan is set forth below, and the full text of the Plan will be provided at the meeting or to shareholders making a request for a copy prior to the date of the meeting. The Company has designated approximately 50 Million shares to the Plan which will be reserved directors, management and for future grants to key employees, directors and consultants/advisors.

     Under SEC and IRS rules governing eligibility and administration, the plan will be administered by a committee of two disinterested directors, Mr. Gorman and Mr. Raabe. In order to compensate the two committee members with eligible compensation, their compensation must be designated within the plan and approved by the shareholders at the meeting. The Board has designated that Mr. Raabe receive a compensatory stock bonus of 1,500,000 Common Shares valued at $0.01 per share and a qualified stock option to purchase up to $150,000 in face value of Series A Preferred Stock (15,000 Class A Shares) with an initial conversion rate into shares of Common Stock at $0.025 per share.

     The Board has designated that Mr. Gorman receive a compensatory stock bonus of 1,500,000 Common Shares valued at $0.01 per share and a qualified stock option to purchase up to $125,000 in face value of Series A Preferred Stock (12,500 Class A Shares) with an initial conversion rate into shares of Common Stock at $0.025 per share.

     The Board has also designated that stock bonuses of 1,500,000 Common Shares and a qualified stock option to purchase $125,000 in face value of Series A Preferred Stock with an initial conversion rate into shares of Common Stock at $0.025 per share be issued to three employees of the Company, Mr. Lowe, Mr. Parsons and Mr. Mortimer under the 2000 Plan. The Board desires to have these grants ratified by the stockholders at the annual meeting as well.

     The compensatory stock bonuses will be issued on or after June 30, 2000 and the options will become exercisable for a two year period commencing June 30, 2000, provided that the recipient is an employee of the Company at such time.

     Eligibility. The Plan is open to key employees (including officers and directors), consultants of the Company and its affiliates ("Eligible Persons").

     Transferability. Awards under the Plan are not transferable.

     Changes in the Company's Capital Structure. The Plan will not effect the right of the Company to authorize adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure. In the event of an adjustment, recapitalization or reorganization the award shall be adjusted accordingly. In the event of a merger, consolidation, or liquidation, the Eligible Person will be eligible to receive a like number of shares of stock in the new entity he would have been entitled to if immediately prior to the merger he had exercised his option. The Board or the Committee may waive any limitations imposed under the Plan so that all options are immediately exercisable.

     Options and Sars. The Company may grant qualified and nonqualified incentive stock options and stock appreciation rights (SARS).

     Option price. Incentive options shall be not less than the greater of (i) 100% of fair market value on the date of grant, or (ii) the aggregate par value of the shares of stock on the date of grant. The Board or the Committee, at its option, may provide for a price greater than 100% of fair market value. The price for 10% or more Stockholders shall be not less than 110% of fair market value.

     Duration. No option or SAR may be exercisable after the period of 10 years. In the case of a 10% or more Stockholder no incentive option may be exercisable after the expiration of five years.

     Amount exercisable-incentive options. No option may be exercisable within six months from its date of grant. In the event an Eligible Person exercises incentive options during the calendar year whose aggregate fair market value exceeds $100,000, the exercise of options over $100,000 will be considered non-qualified stock options.

     Exercise of Options. Options may be exercised by written notice to the Board or the Committee with:

          (i) cash, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the option price of the shares;

          (ii) by surrender of stock owned by the Eligible Person at its fair market value on the date of exercise;

          (iii) by cancellation of indebtedness owed by the Company to the Eligible Person;

          (iv) with a full recourse promissory note executed by the Eligible Person;

          (v) any combination of the foregoing.

     Sars. SARs may, at the discretion of the Board or the Committee, be granted under the Plan to permit the Eligible Person to receive a number of shares or a cash amount or a combination of cash and Shares based upon the Fair Market Value, book value or other measure determined by the Board or the Committee.

     Restricted Stock Awards. The Board or the Committee may issue shares of stock to an Eligible Person subject to the terms of a restricted stock agreement. The restricted stock may be issued for no payment by the Eligible Person or for a payment below the fair market value on the date of grant. Restricted stock shall be subject to restrictions as to sale, transfer, alienation, pledge or other encumbrance and generally will be subject to vesting over a period of time specified in the restricted stock agreement. The Board or the Committee shall determine the period of vesting, the number of shares, the price, if any, of stock included in a restricted stock award, and the other terms and provisions which are included in a restricted stock agreement.

     Award of Stock Payments. The Board or the Committee may award shares of stock to Eligible Persons who elect to receive such payments . The number of Shares will be determined by the Board or the Committee and may be based upon the fair market value, book value or other measure of the value of such shares on the date of the Award.

     Amendment or Termination of the Plan. The Board or the Committee may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Exchange Act, no amendment that would
(a) materially increase the number of shares of stock that may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) otherwise materially increase the benefits accruing to participants under the Plan, shall be made without the approval of the Company's Stockholders.

THE BOARD OF  DIRECTORS  HAS APPROVED  THE  ADOPTION OF THE PLAN  INCLUDING  THE
REFERENCED GRANTS TO THE DIRECTORS AND CERTAIN EMPLOYEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED PLAN. SUCH ADOPTION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                     ITEM 3

                 RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     Schumacher & Associates, Inc. who served as the independent auditors for the fiscal year ended December 31, 1998 were replaced by Causey Demgen & Moore, Inc., Denver, Colorado as the Company's independent auditors after the conclusion of fiscal year ended December 31, 1999 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

     A representative of Causey Demgen & Moore, Inc. is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS HAS APPOINTED AND UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF CAUSEY DEMGEN & MOORE, INC. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEARS ENDING DECEMBER 31, 1999 AND 2000. RATIFICATION OF THE APPOINTMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                             ADDITIONAL INFORMATION
                             ----------------------

Identification of Directors and Executive Officers

     The following table sets forth the names, ages, nature of all positions and offices held by all directors and executive officers of the Company as of the latest practicable date, and the period or periods during which each such director or executive officer served in their respective positions.



                                                  Date of         Date of
                                                  Election        Termination or
                                                  or Designation  Resignation
        Name         Age  Positions Held
-------------------  ---  ----------------------  --------------  --------------
Thomas P. Raabe (1)   46  Chairman; CEO, Pres.      5/1/98          N/A

Thomas Y. Gorman (1)  42  Director, Secy., Treas.   9/1/98          N/A

Michael Parsons       38  Director of Technical     1/5/2000        N/A
                          and Business Operations

Lawrence P. Mortimer  52  Director of Marketing     1/5/2000        N/A
                          and Sales

Michael R Lowe        54  Product Development       5/21/1999       N/A

(1) Biographical information furnished in Item 1.


Biographical Information on Key Employees.

     Michael Parsons. Mr. Parsons (age 39) will act as the Company's chief operations and technical officer for all internal and subsidiary business development activities. He is currently employed in a similar capacity at In Store Media Systems, Inc. In Store Media Systems, Inc. is a publicly held company in the business of distributing and redeeming packaged goods manufacturers' coupons. He holds a BS in engineering from Rochester Institute of Technology (1983) and an Executive MBA from University of Colorado, Denver
(1997). He was a lead design and development engineer for Kodak for 9 years. After one year as director of engineering, he was promoted to President of PAC International for a period of 6 years. PAC International is a privately held Colorado business engaged in systems integration, specializing in designing and construction of aluminum can manufacturing plants. He is a member of Professional Engineers of Colorado and has been awarded 10 US Patents in his own right.

     Lawrence P. Mortimer. Mr. Mortimer (age 52) will act as the Company's director of sales and marketing and in new business development for internal and subsidiary business development activities. Mr. Mortimer is a member of the board of directors and employed as marketing manager of In Store Media Systems, Inc. In Store Media Systems, Inc. is a publicly held company, in the business of distributing and redeeming packaged goods manufacturers' coupons. Mr. Mortimer's background and prior experience includes numerous high level corporate marketing positions involving execution of high-dollar marketing programs for major companies. Mr. Mortimer was employed for 15 years from 1976 at GannettCo, Inc. (NYSE:GCI) as Vice President of Sales and, in 1982-1983, was on the launch team of the USA Today Newspaper. From 1989 to 1997, he was Vice President of Sales and Marketing at ActMedia, an in-store media and couponing business where he led the largest sales division to add over $120 Million in annual sales. In 1997 to 1999, he served as Sr. Vice President of Marketing and Sales for News America Marketing (NYSE:NWS), where he again led the largest sales division in geographic territory and revenue with over $100 Million in annual sales. During, 1999, he served as an executive of Morris International, a sports and marketing company where he was involved in marketing and selling NASCAR motor sports, motor cross, Pro-sail and other corporate event sponsorships. Mr. Mortimer has a BS in Journalism and Communications from Point Park College, Pittsburgh, PA. (1971).

     Michael R. Lowe. Mr. Lowe, (age 54) has acted as the Company's chief operating officer in connection with its efforts to turn-around the now discontinued coupon direct mail business since May 21, 1999. Also, since November 1, 1998, he has managed the start-up operations, product development and website content development for the Company's subsidiary, Aggression Sports, Inc., dba Arete Outdoors as President and Managing Director. Mr. Lowe is an expert mountaineer, alpinist and adventurist. He has made numerous high degree climbs throughout the world, has been a mountain guide since the age of 13, was employed as a senior instructor at Colorado Outward Bound School, and served as a reserve officer in the Special Forces for 6 years. In 1973, Mr. Lowe and his brother, Greg founded Lowe Alpine Systems. From 1973 until 1988, when they sold the company, they created climbing hardware and mountaineering accessories with innovative features that became the industry standard, many of which have not been replaced or improved. For example, they invented the internal frame backpack, now a standard pack design used by all the leaders in the high-end pack market. While at Lowe Alpine, Mr. Lowe served as President, Chairman, Director of Marketing. Lowe Alpine products are distributed worldwide to date and enjoy a widespread high-end reputation for superior quality and innovative design. He co-founded the LowePro camera bag company, the world leader in high quality bags and packs. He holds an undergraduate degree in Banking and Finance and German Literature from Weber State University. He attended the University of Utah on scholarship and completed coursework toward an MBA degree until he left to work for the Colorado Outward Bound School as a Senior Instructor and Course Director.

     Directorships and Family Relationships. Other than as set forth herein, none of the directors hold directorships in any other public companies. None of the directors (nominees) are related by way of family relationship to any of the other directors or officers of the Company.

     Board of Directors, Committees and Meetings. The board currently has no specialized committees, although the Company's by-laws provide for the creation of such committees. The full board will operate as compensation and audit committee until the board is able to expand. The compensation committee will review all officer compensation and will manage employee benefit plans including the proposed 2000 Omnibus Stock Option and Incentive Plan. The audit committee will be charged with monitoring and setting all accounting principals, reporting systems, internal accounting and bookkeeping procedures for the company and will oversee the activities of the company's outside independent auditors.

     During the last fiscal year, there was one organizational meeting of the board of directors following the annual shareholders meeting and several formal meetings. The board acted otherwise by unanimous written consent.

     Directors' Fees. Board Members who are also employees currently receive no fees or other compensation for their services as directors. Outside directors will receive a small fee for attending meetings and will be reimbursed their reasonable out of pocket expenses incurred in attending board and committee meetings. Each director will be eligible to receive options and other incentives from the 2000 Omnibus Stock and Incentive Plan more particularly described in disclosure set forth for Item No. 2 hereof. All directors are entitled to reimbursement for reasonable expenses incurred in attending such meetings.

     Compliance with Section 16(a) of the Exchange Act. The Company files its periodic and annual reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, accordingly, directors, executive officers and 10% stockholders are not required under Section 16 of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the Securities and Exchange Commission.


Executive Compensation

Summary Compensation Table
--------------------------

     The following table sets forth the aggregate compensation paid by the Company for services rendered during the periods indicated:


                                             SUMMARY COMPENSATION TABLE


                                                                             Long Term Compensation
                                                                      -------------------------- ----------
                                       Annual Compensation                     Awards             Payouts
                                                                      -------------------------- ----------
                                                                      ---------- --------------- ---------- ----------
      (a)           (b)           (c)          (d)          (e)          (f)          (g)           (h)        (i)
Name and         Year or                                Other         Restricted                            All
Principal        Period            $            $       Annual        Stock      Option/ SAR's   LTIP       Other
Position         Ended          Salary        Bonus     Compensation  Awards     (#)             Payouts    Compensation
                                                                      ($)                        ($)        ($)
                                                                      ---------- --------------- ---------- ----------
Thomas P.        12/31/99    $90,000 (1)(5) $43,875 (3)                           10,500,000 (3)
Raabe, CEO,
Chairman         12/31/98                                                                                   $75,000 (2)
                             $60,000 (1)        -
Thomas Y.        12/31/99          -        $47,625 (6)                            3,000,000 (6)
Gorman

Fred C.          12/31/99    $10,000 (4)(6)
former, CFO      12/31/98                                                                                   $75,000 (2)
and director                 $20,000(4)(5)
================ =========== ============== =========== ============= ========== =============== ========== ==========

(1) Annual Salary of $90,000 through October 31, 1999 has been either accrued or paid in the form of common stock. During fye 12/31/98 $60,000 was paid in the form of common stock valued at $45,000 and Series A Preferred Stock valued at $15,000 for 1998 salary. During fye 12/31/99 the Company accrued $81,200 salary to Mr. Raabe and issued a convertible note in this amount which accrues interest at 10%. The note converts into common stock at 85% of the average weekly closing bid price for common shares on the OTC Bulliten Board on date of the note or date of conversion, which ever is less. Mr. Raabe was paid $7,500 in face value of Series

     A Preferred Stock for January, 1999. Effective November 1, 1999, Mr. Raabe's salary was increased to $120,000.

(2) Attributed at 1/2 of an earn-in incentive bonus of 20,000,000 restricted common shares vested in October, 1998 valued at $0.0075, for assuming control to turn the company around pursuant to the Change in Control Agreement dated April, 1998.

(3) Under the 1998 Omnibus Stock Option Plan, Mr. Raabe was granted a stock bonus of 4,500,000 shares and an option to purchase 10,500,000 common shares for $0.004 per share, which was in excess of 110% of the market value of the shares at the time of grant. Under the 1999 Plan, Mr. Raabe was granted a 3,000,000 share stock bonus valued at $30,000 and an option to purchase 5,000 shares of Series A Preferred for $50,000 which bonus and option will vest and issue during fiscal year 2000 and will be reported as compensation in that year. (See "Subsequent Events")

(4) Annual Salary of $30,000. 4 months salary was paid in fye 1999 and two months of 1998 in the form of Series A Preferred Stock.

(5) During the first quarter of 2000, Mr. Raabe converted 2,250 shares of Series A Preferred into 2,250,000 shares of common stock and Mr. Boethling converted 750 shares of Series A Preferred into 350,000 shares of common stock.

(6) During fiscal year ended December 31, 1999, as compensation for his services during the fiscal year ended 12/31/98, Mr. Gorman was granted a 1,500,000 share stock bonus valued at $14,625 and a stock option to purchase up to 3,000,000 shares of common stock for $33,000. The option was exercised during 2000. Additionally, as a compensatory grant for services during fiscal year ended December 31, 1999, the board granted and then revised and repriced upward, a 3,250,000 common stock bonus valued at $32,500 and an option to purchase $50,000 in face value of Series A Preferred Stock with the conversion rate for the preferred shares set at $0.01 per share option. Of the latter grant, only a bonus of 1,250,000 was issued during fiscal year ended December 31, 1999 and the balance will be reported as compensation in the subsequent year. (See "Subsequent Events") These grants were made under the 1998 and 1999 Omnibus Stock Option and Compensation Plans, respectively.

(7) All other compensation in the form of perquisites and other personal benefits, options, and other grants have been omitted because the aggregate amount of such compensation constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive for such year.

Option/SAR Grants Table

                      Option/SAR Grants in Last Fiscal Year

                                Individual Grants


          (a)                        (b)                          (c)                        (d)                 (e)
                             Number of Securites        % of Total Options/SAR's
                           Underlying Options/SAR's     Granted to Employees in       Exercise or Base
         Name                    Granted (#)                  Fiscal Year               Price ($/Sh)        Expiration Date
------------------------   -------------------------   ---------------------------   --------------------   ------------------
    Thomas P. Raabe               10,500,000                      64%                      $0.011               5/21/2008
------------------------
           "                     5,000,000(1)                     33%                       $0.01               6/30/2001
------------------------
   Thomas Y. Gorman               3,000,000                       18%                      $0.011               Exercised
------------------------
           "                     5,000,000(1)                     33%                       $0.01               5/25/2001
------------------------   -------------------------   ---------------------------   --------------------   ------------------


(1) Shown in Common Stock equivalents. Option is to purchase $50,000 face value Series A Preferred convertible into common shares at $0.01 per share. Option to purchase preferred expires 12 months from 5/25/2000, conversion privilege of Series A Preferred continues indefinitely. At the time of grant the exercise price exceeded the market price for the underlying common shares.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table.

               Aggregated Option/SAR Exercises in Last Fiscal Year

                          And FY-End Option/SAR Values


        (a)                  (b)                   (c)                       (d)                        (e)
                                                                     Number of Securities      Value of Unexercised
                                                                    Undelying Unexercised          In-the-Money
                                                                       Options/SARs at        Options/SARs at FY-End
                                                                          FY-End (#)                    ($)
                       Shares Acquired                                  Exercisable/              Exercisable/
        Name           on Exercise (#)        Value Realized ($)        Unexercisable             Unexercisable
--------------------- ------------------- ----------------------- --------------------------- ------------------------

  Thomas P. Raabe            N/A                   N/A              10,500,000 Exercisable              N/A
---------------------
         "                   N/A                   N/A                  5,000,000 Non-                  N/A
                                                                       Exercisable (1)
--------------------- ------------------- ----------------------- --------------------------- ------------------------

  Thomas Y. Gorman           N/A                   N/A              3,000,000 Exercisable               N/A
---------------------

         "                                                        5,000,000 non-exercisable             N/A
                                                                             (1)
--------------------- ------------------- ----------------------- --------------------------- ------------------------


(1)  See note 1 in prior table.

     Termination of Employment and Change of Control Arrangement Other than as set forth below, there are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Cash Compensation Tables set out above which would in any way result in payments to any such person because of his resignation, retirement or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company. Also, the employment agreement between the Company and Mr. Raabe, provides for severance pay and vesting of benefits under circumstances of termination without cause.

     Employment Contracts of Executives with Company. As of April 27, 1999 Mr. Boethling resigned as an officer, director and employee of the Company. In February of 2000, the Company agreed to convert 750 shares of his Series A Preferred Stock into 350,000 shares of common stock in full satisfaction of any and all claims to compensation and expense reimbursement and in recognition of termination of his employment agreement with the Company.

     Mr. Raabe has an employment contract with the Company, executed in November of 1998 and renewed as of November 1, 1999 which provides for a base annual salary of $120,000 per year, plus vacation pay, standard employee benefits, reimbursement of business expenses including providing office, phone, secretarial assistance and other operating support. The term of the agreement is two years from this date or any renewal date. The agreement automatically renews for a successive two year period on each anniversary date. The employment agreement provides that accrued and unpaid salary or incentive pay can be taken in the form of Series A Preferred Stock, common stock and/or notes convertible into Preferred or common stock. The employment agreement further provides for incentive and performance based compensation subject to good faith negotiation with the board of directors. The employment agreement incorporates certain terms of the referenced change in control agreement which provides that the employee will be paid success fees for closing transactions which either provide assets, revenue or relationships of substantial value to the Company, based on a modified Lehman's formula. Termination without cause prior to the termination of the agreement, results in vesting of all contingent benefits, stock options and mandates severance pay in the amount of unpaid, unaccrued salary remaining under the full term of the employment agreement. The executive has been granted a security interest in certain assets of the Company to secure this obligation. Pursuant to the Change in Control Agreement, Mr. Raabe has certain rights to reacquire the Company's shares in Aggression Sports, Inc. d/b/a Arete Outdoors or to put his shares in Aggression Sports, Inc. to the Company at their fair market value.

Security Ownership of Certain Beneficial Owners and Management.

         The following tables set forth the shareholdings of the Company's directors and executive officers and those persons who own more than 5% of the Company's common stock as of April 11, 2000.

     (a) Stock Ownership of Certain Beneficial Owners


     (1)               (2)                        (3)                (4)
--------------  ------------------------  -------------------- -----------------
Title of Class  Name and Address of       Amount and Nature of  Percent of Class
                Beneficial Owner          Beneficial Ownership
--------------  ------------------------  -------------------- -----------------

Common Stock    Boulder Sports, LLC c/o    14,000,000 Shares -
                2955 Valmont Road, Suite   Direct
                310, Boulder, Colorado     55,056,584 Shares
                80301                      -Indirect (1)(2)
                   Tot. 69,056,584

                                                                     18.95%

Common Stock    Aggression Sports, Inc.    21,170,000 Shares
                                           Direct (3)
                                           Tot.  21,000,000           6.6%
--------------  ------------------------  -------------------- -----------------
Common Stock       Thomas P. Raabe Trust  11,250,000 Shares
                                           Direct
                                          57,806,584  Shares,
                                          Indirect (1)(4)
                     69,056,584 Total

                                                                     18.95

--------------  ------------------------  -------------------- -----------------


(1) Including beneficial ownership of 43,806,584 common shares including 2,250,000 shares attributed from the share holdings of the Company's CEO, plus 41,556,584 common shares which the CEO has the right to acquire within 60 days of April 11, 2000, consisting of unissued bonus shares plus common shares underlying unexercised stock options, a convertible note for accrued 1999 salary and convertible Series A Preferred Shares.

(2) Includes beneficial ownership of 11,250,000 shares attributed from the holdings of the Thomas P. Raabe Trust.

(3)  Includes 14,000,000 shares owned by Boulder Sports, LLC.

(4)  Percentage   calculated  based  on  322,863,700   shares  outstanding  plus
     41,556,584 shares subject to unexercised options and rights attributable to the CEO, or a total of 364,420,248 total shares.



                      (b) Stock Ownership of Management(5)


         (1)                         (2)                           (3)                         (4)
----------------------- ------------------------------- --------------------------- ---------------------------

Title of Class          Name and Address of             Amount and Nature of             Percent of Class
                        Beneficial Owner                Beneficial Ownership
----------------------- ------------------------------- --------------------------- ---------------------------

Common Stock            Thomas P. Raabe
                        c/o 2955 Valmont Road, Suite    69,056,584 (1)                        18.95%
                        310, Boulder, Colorado 80301

----------------------- ------------------------------- --------------------------- ---------------------------

Common Stock            Thomas Y. Gorman c/o 2955       17,750,000 (2)(3)                      5.3%
                        Valmont Road, Suite 310,
                        Boulder, Colorado 80301
----------------------- ------------------------------- --------------------------- ---------------------------

Common Stock            All Officers and Directors as

                        a Group(3)                      101,306,584(4)                        25.9 %

----------------------- ------------------------------- --------------------------- ---------------------------

(1)  See footnotes 1 through 4 to previous chart.

(2) Including direct ownership of 4,000,000 and beneficial ownership of 13,750,000 common shares which Mr. Gorman has the right to acquire within 60 days of April 11, 2000, consisting of unissued bonus shares plus common shares underlying unexercised stock options, and convertible Series A Preferred Shares.

(3) An option to Mr. Gorman to purchase 250,000 shares of common stock at $0.009 per share has been cancelled during fiscal 1999 in exchange for issuance for other bonus and option awards. Percentage calculated based on 336,613,700 shares outstanding including unexercised options and rights of the particular shareholder.

(4)  Percentage  based  on  391,170,284  total  shares   outstanding   including
     68,306,584 contingent shares which officers and directors have the right to acquire within 60 days of April 11, 2000.

(5) Mr. Talbot, former director resigned effective November 17, 1999. His holdings are not included in the chart. On his resignation a bonus of 1,250,000 common shares and an option to purchase $25,000 face value of preferred stock, convertible into common stock at $0.088 per share was cancelled. During 1999, he was issued a stock bonus of 1,500,000 shares and an option to purchase 3,000,000 common shares at $0.011 per share. Mr. Talbot exercised his option in the first quarter of 2000.

     Contractual Arrangements Regarding Changes in Control. There are no arrangements known to management, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in the control of the Company. Pursuant to terms of the Series A Preferred, in the event that either, dividends are not paid or the stock is not redeemed within 12 months from the date issued, holders of Series A Preferred entitled by virtue of the Company's default of such provision, may call a special shareholders' meeting and elect a majority of the board of directors until such dividends are brought current or the shares are redeemed in full, plus accrued dividends.

     Compliance With Section 16(a) of the Exchange Act. The Company files reports under Section l5(d) of the Securities Exchange Act of 1934; accordingly, directors, executive officers and 10% stockholders are not required to make filings under Section 16 of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions.
-----------------------------------------------

Transactions with Management and Others.
----------------------------------------

     As of the fiscal year ended December 31, 1998, per the Change in Control Agreement, Aggression Sports, Inc. was owned 44% by the Company (1,000,000 common shares) and 56% by Boulder Sports, LLC (1,250,000 common shares) an affiliate wholly owned by CEO and Chairman Thomas P. Raabe, until the Company infuses $100,000 cash into Aggression at which time it will control 54.5% (additional 500,000 shares

     Additionally, on May 1, 1998 the Company issued 20,000,000 to Boulder Sports, LLC as nominee for the two executive officers as contingent compensation for meeting certain benchmarks set forth in the referenced Change in Control Agreement. Those shares vested by act of the board of directors on October 30, 1998. Also, per the Change in Control Agreement, the Company issued 10 million common shares to the general manager contingent on his remaining in the employ of the Company. This individual resigned prior to vesting of 5 million of these shares and they were returned and cancelled.

     During the fiscal year ended December 31, 1998, the Company entered into an agreement with the holder of all outstanding shares of the Company's Series B Preferred Stock (the "B Preferred") face value $710,000 to convert these shares into common stock. The Company agreed to modify the conversion price from $0.125 per share to $0.025 per share and to convert the B Preferred as and in the same proportion as, the holder paid a subscription to purchase 17 million restricted common shares for $100,000 cash. This agreement was completed during the fiscal year ended December 31, 1999 with the assistance of the CEO to locate non-affiliated buyers for the shares issuable on conversion of the B Preferred on behalf of the holder and the holder used these proceeds to purchase new restricted common shares. During the fiscal year ended December 31, 1998, 7,263,158 B Preferred shares were converted and during the fiscal year ended December 31, 1999 21,136,842 Preferred shares were converted into a like number of common shares. Upon conversion, the entire class of Series B Preferred Stock was retired. During the fiscal year ended December 31, 1998, 6,018,361 common shares were purchased for $35,400 by the holder. During the fiscal year ended December 31, 1999, 10,981,639 common shares were purchased for $64,600 by the holder. (See - Note 7 to Financial Statements).

     In August of 1998, the CEO was issued and exercised an option to purchase 5 million shares of common stock for $25,000, the proceeds of which funded a certificate of deposit which was pledged as collateral to a working capital line of credit issued to the Company. Additionally, an affiliate of the CEO pledged a $25,000 Certificate of Deposit against $25,000 additional credit on the referenced working capital line of credit, for the Company. The Company issued 5 million shares to the affiliate, 2.5 million shares as collateral for return of the $25,000 CD, and the balance as prepaid interest on the loan. (See - Note 4 and Note 6 to Financial Statements)

     Pursuant to the Change in Control Agreement, Messrs. Raabe and Boethling are entitled to be paid transactional fees for completing successful transactions on behalf of the Company including capital funding transactions, acquisitions including mergers, asset purchases and acquisitions by reverse merger or share for share exchange. The fees are a Lehman's formula based on the aggregate gross value of the transaction payable in cash and/or securities at the option of the Company. Also, Messrs. Raabe and Boethling were paid a management fee of $60,000 in the form of registered common stock for six months ending November 1, 1998. On November 1, 1998 employment agreements were executed between the Company and Messrs. Raabe and Boethling. Mr. Boethling resigned in April of 1999 surrendering all future rights to the above compensation. Additionally, after 1 year from the inception date of the agreement, in the event that Mr. Raabe is removed from office or as directors of the Company, he will have the right to acquire the shares of Aggression held by the Company or to put his Aggression shares to the Company at their fair market value.

     During 1999, the Company entered into an agreement with SourceOne Worldwide, LLC to service the printing and direct mail business of the Company. SourceOne is a company owned by a former director of the Company. Printing and mailing charges during 1999 amounted to $480,737, of which $260,331 was paid in cash and $220,406 was disputed and subsequently adjusted pursuant to a settlement agreement. (See - Note 7 to Financial Statements)

     During 1999, the Company issued a convertible promissory note to its CEO in consideration for accrued salary of $81,021. The note bears 10% simple interest and is payable December 21, 2000. The note and accrued interest are convertible into shares of common stock or Series A Preferred at the CEO's option. The conversion price is determined as a fraction of the total principal and accrued interest divided by an amount equal to 85% of the average weekly closing bid price for common shares on the OTC bulletin board on the date of the note or the date of conversion, whichever is less. (See - Note 4 to Financial Statements)

     Mr. Michael Lowe has recently negotiated an employment agreement with the Company's subsidiary, Aggression Sports, Inc., dba Arete Outdoors. Pursuant to this agreement Mr. Lowe was granted a signing bonus of 3 Million shares of the Company's common stock and a stock option to purchase $125,000 in face value of Series A Preferred stock which is convertible into shares of common stock at a rate of $0.025 in face value per common share. Mr. Lowe will receive an annual salary of $9,000 plus insurance and other benefits and was named President of the subsidiary. In exchange for right, title and interest in approximately 30 products in various stages of development and various stages of the patenting process, Mr. Lowe received 30% of its common stock or 964,286 shares. In addition Mr. Lowe received an option to purchase an additional 285,714 shares bringing his interest to 36% of the current shares outstanding without taking into account potential future issuances. This option vests upon successful completion of the following milestones and in the progressive percentages provided:

          (i) After $5,000,000 in cumulative gross sales, 20% of the additional shares vest;

          (ii)  after   $10,000,000  in  cumulative  gross  sales,  30%  of  the
     additional shares vest; and

          (iii)after $15,000,000 in cumulative gross sales, the remaining 50% of the additional shares vest.


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


     This option will remain in full force and effect for five (5) years from the date of the agreement.

         The agreement supercedes the former Product Design and Management Agreement executed between the parties in November of 1998. It further provides for exclusive ownership and control by the subsidiary of patents and new designs which are financed by the subsidiary, and the potential reassignment of any of the assigned designs in the event of abandonment or non-use. In the event Mr. Lowe resigns without cause or is terminated with cause, the subsidiary can repurchase his shares at fair market value. In the event Mr. Lowe's agreement is terminated without cause or because of death or disability, Mr. Lowe or his estate will be paid royalties consisting of 4% of gross sales of the products assigned to the subsidiary, unused technology reverts back to Lowe and Lowe can put his shares to the subsidiary at an appraised value. In the event the agreement is mutually terminated and/or the subsidiary is disbanded, unused technology reverts back to Mr. Lowe, and the assets will be liquidated and distributed pro-rata to shareholders.

Subsequent Events.
------------------

Subsequent to December 31, 1999, the CEO and the former director and former CFO converted 2,250 and 750 shares of Series A Preferred into 2,250,000 shares and 350,000 shares of common stock respectively.

     During the first quarter of the fiscal year ended December 31, 1999, the Company issued 1,250,000 shares for additional interest due and an additional 7,500,000 shares as additional collateral to an affiliate of the CEO on its note for the pledged certificate of deposit. The affiliate subsequently transferred the certificate of deposit to the Company in exchange for the pledged collateral of 10,000,000 shares of common stock including the shares referenced above and 2,500,000 which were issued as collateral during 1998. The proceeds of the certificate of deposit were used to purchase a new certificate of deposit by the Company to back a new $50,000 line of credit. The CEO has continued to be a guarantor on the new line of credit. (See - Note 10 to Financial Statements)

     During January 2000, pursuant to the employment agreement executed between Aggression Sports, Inc. and Michael Lowe, Mr. Lowe acquired a 30% interest in Aggression Sports, Inc. (964,286 common shares) and has the right to acquire an additional 6% of Aggression Sports, Inc. (285,714 common shares - before taking into account the referenced option of the Company to purchase 500,000 additional shares of Aggression Sports, Inc.) contingent option Aggression Sports, Inc. meeting certain performance benchmarks.

     Also, subsequent to December 31, 1999, the compensation committee granted stock options to purchase in the aggregate 65,000 shares of Series A Preferred for $10 per share to five individuals. These options become first exercisable between May and July 2000 and are exercisable for a period of one year from such dates. The shares Series A Preferred issuable on exercise of such options are convertible into shares of common stock at face value plus accrued dividends divided by $0.025 per share or 85% of the weekly closing bid for the Company's common stock on the OTC bulletin board, in effect on the conversion date. The board also approved compensatory stock grants of 7,750,000 to six individuals for services to be performed, valued at $77,500. During 2000, 1,500,000 of these shares were issued. (See -
Note 10 to Financial Statements)

                              COST OF SOLICITATION

         The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company's Common Stock, and the Company will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

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


                                  OTHER MATTERS

     Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                    By: /s/ Thomas P. Raabe
                                        ------------------------------------
                                            Thomas P. Raabe
                                            Chairman and Chief Executive Officer

April 28, 2000



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